Exhibit 10.1

ARAMARK 2001 EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD

CERTIFICATE OF GRANT

This certifies that the Participant:

[NAME OF NON-EMPLOYEE DIRECTOR]

[ADDRESS]

[ADDRESS]

Is entitled to exercise the non-qualified stock option described in this Certificate of Grant to buy shares of

ARAMARK Common Stock in accordance with the Vesting Schedule indicated below:

Vesting Schedule

Vesting Date	Exercisable Shares

Class of Common Stock:	Number of Shares:

Option Price Per Share: U.S.$	Participant Account #

Date of Grant:	Expiration Date of Grant:

This Option Award is subject to the terms of the ARAMARK 2001 Equity Incentive Plan (copy of Plan is available upon request) and the related Rules and Procedures (attached hereto as Exhibit A).

             with reload option

             without reload option

Exhibit A

ARAMARK 2001 EQUITY INCENTIVE PLAN

RULES AND PROCEDURES

Non-Employee Directors

These Rules and Procedures form a part of the Non-Qualified Stock Option Award to which this Exhibit A is attached.

1. Grant of the Option. The Company hereby grants to the Participant, a non-employee director of the Company (“Director”), the right and Option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of the number and class of Shares set forth on the attached Non-Qualified Stock Option Award Certificate of Grant (the “Certificate of Grant”). This grant is made pursuant to the terms of the ARAMARK 2001 Equity Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of the Certificate of Grant and these Rules and Procedures (together, the “Award”). The purchase price of the Shares subject to the Option (the “Option Price”) is set forth on the attached Certificate of Grant. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2. Vesting. The Option shall be immediately vested and exercisable with respect to 100% of the Shares subject to the Option on the Date of Grant. The Option shall remain exercisable for the period set forth in Section 3(a) of this Award.

3. Exercise of Option.

(a) Period of Exercise. Subject to the provisions of the Plan and this Award, the Participant may exercise all or any part of the Option at any time prior to the tenth anniversary of the Date of Grant (the “Expiration Date”). Notwithstanding the foregoing, if the Participant’s service as a Director terminates prior to the Expiration Date, the Option shall remain exercisable, but only for the period set forth below, and thereafter automatically shall terminate and be canceled by the Company without consideration, and be of no further force or effect, and the Participant shall have no claim for loss thereof:

(i) Death or Disability. If the Participant’s service as a Director terminates as a result of death or Disability, the Participant may exercise all or any part of the Option for a period ending on the earlier of (A) one year following such termination or (B) the Expiration Date;

(ii) Retirement. If the Participant’s service as a Director terminates as a result of Retirement, the Participant may exercise all or any part of the Option for a period ending on the earlier of (A) ten years following such termination date or (B) the Expiration Date;

(iii) Termination for Cause. If the Participant’s service as a Director is terminated for Cause, the Option shall terminate in full and cease to be exercisable on the date of termination; and

(iv) Termination for Any Other Reason. If the Participant’s service as a Director terminates for any reason other than death, Disability, Retirement or Cause, the Participant may exercise all or any part of the Option for a period ending on the earlier of (A) 90 days following such termination or (B) the Expiration Date.

(b) For purposes of this Award:

(i) “Cause” shall mean the Participant’s (A) conviction of a felony or misdemeanor involving moral turpitude, or (B) gross negligence or willful misconduct that results in demonstrable harm to the business, reputation or financial condition of the Company. The determination of the existence of Cause shall be made in good faith by the Board of Directors of the Company, which determination shall be conclusive for purposes of this Award.

(ii) “Disability” shall mean the inability of the Participant to perform in all material respects the Participant’s duties and responsibilities as a Director for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity. The determination of the existence of Disability shall be made by the Board of Directors of the Company, which determination shall be conclusive for purposes of this Award.

(iii) “Retirement” shall mean the Participant’s retirement from service as a member of the Board of Directors pursuant to the retirement policy for Directors in effect from time to time. Any required interpretation of such retirement policy shall be made by the Board of Directors of the Company, which determination shall be conclusive for purposes of this Award.

(c) Method of Exercise.

(i) Subject to Section 3(a) of this Award, the Option may be exercised by delivering to the Company at its principal office or its designee written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price. The payment of the Option Price may be made (A) in cash or its equivalent (e.g., by check), (B) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased, provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), or (C) partly in cash and partly in such Shares, provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles) or (D) to the extent permitted by applicable law and the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. To the extent permitted by the Committee, the Option may be exercised by the Participant in joint-tenancy with the Participant’s spouse.

(ii) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue or transfer the relevant number of Shares to the Participant. If the Company issues certificates in the Participant’s name for such Shares, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iii) In the event of the Participant’s death, the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Award shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a) of this Award. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

4. Adjustments Upon Certain Events.

(a) In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an “Adjustment Event”), the Committee may, in its sole discretion, adjust any Shares subject to this Award to reflect such Adjustment Event.

(b) Upon a Participant’s termination of service as a Director for any reason the portion of the Award that is outstanding on the date of termination automatically shall be adjusted and converted to an Award with respect to class B common stock of the Company, as the case may be; provided that such adjustment and conversion shall not affect the vested status of the Award. For avoidance of doubt, in all cases, the class A and class B common stock referred to in this Section 4(b) shall be subject to the adjustment provisions set forth in Sections 9(a) and 9(b) of the Plan.

5. No Right to Continued Service as Director. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained as a Director of, an employee of, or in any consulting relationship to, the Company or any Affiliate. Further, the Participant’s service as a Director may at any time be terminated free from any liability or any claim under the Plan or this Award or any damages in connection therewith, except as otherwise expressly provided herein.

6. Restrictions. The Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

7. Transferability. Except as otherwise permitted by the Committee, the Option is exercisable only by the Participant during the Participant’s lifetime and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

8. Notices. Any notice necessary under this Agreement shall be addressed to the Company at:

ARAMARK Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, PA 19107

Attn: Director of Shareholder Services

(or, if different, the then current principal business address of the duly appointed Director of Shareholder Services of the Company) and to the Participant at the address appearing in the records of the Company for the Participant. Any such notice shall be deemed effective upon receipt thereof by the addressee.

9. Choice of Law. The interpretation, performance and enforcement of this Award shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law.

10. Option Subject to Plan. The Option is subject to the Plan. A copy of the Plan was provided to the Participant with the Award. The Participant may request a copy from the Company at the address provided in Section 8 above. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, including any amendments thereto, the applicable terms and provisions of the Plan will govern and prevail. Each Optionee, by accepting an Option under the Plan, shall be deemed to have consented to be bound, on the Optionee’s own behalf and on behalf of the Optionee’s heirs, assigns and legal representatives, by all terms and conditions of the Plan, the Certificate of Grant and the Rules and Procedures.

11. Severability. In the event one or more of the provisions of this Award shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Award shall not be affected thereby.